UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2006

SYMMETRICOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-02287	95-1906306
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2300 Orchard Parkway, San Jose, California 95131-1017
(Address of principal executive offices, including zip code)

(408) 433-0910
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

At a meeting held on August 4, 2006, our Board of Directors approved certain changes to the compensation program for non-employee directors.  After giving effect to the changes, each non-employee director will receive an annual retainer of $35,000, with the Chairman of the Board receiving an incremental $15,000, the Chairman of each of the Audit Committee and Compensation Committee receiving an incremental $10,000 and the Chairman of the Governance Committee receiving an incremental $5,000, in each case effective July 1, 2006.  With respect to committee meetings attended by non-employee committee members, the Board approved fees of $1,000 per meeting attended in person and $500 per meeting attended by telephone.  No fees will be paid for Board meetings.

Effective January 1, 2007, each non-employee director will receive an annual non-statutory stock option grant to purchase 7,500 shares of our common stock and a grant of 3,750 shares of restricted stock, each with 100% vesting at the end of one year or upon the occurrence of a change of control.  This automatic grant of options and restricted stock replaces the automatic annual grant of 10,000 options to purchase common stock that was effective January 1, 2006 for continuing non-employee directors.

Also on August 4, 2006, the Compensation Committee of our Board of Directors approved the following annual salaries for officers, effective July 1, 2006.

Name	Title	Annual Salary
Thomas W. Steipp	Chief Executive Officer	$475,000
William Slater	Chief Financial Officer	$320,000
Dr. Bruce Bromage	Executive Vice President and General Manager, TT&M Division	$275,000
Nancy Shemwell	Senior Vice President Global Sales and Support	$275,000

At the same meeting, the Compensation Committee of our Board of Directors also approved a performance bonus of $50,000 for Nancy Shemwell, Senior Vice President Global Sales and Support.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2006.	By:	/s/ Thomas W. Steipp
Thomas W. Steipp
President and Chief Executive Officer

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